Exhibit 99.1


         Cognex Corporation Announces Second Quarter Results


    NATICK, Mass.--(BUSINESS WIRE)--Aug. 15, 2007--Cognex Corporation (NASDAQ: CGNX) today announced its financial results for the second quarter ended July 1, 2007. Revenue, net income and earnings per share for the quarter and six months ended July 1, 2007 are compared to the second quarter of 2006, the first quarter of 2007, and the first six months of 2006 in Table 1 below.

    During the second quarter of 2007, Cognex discovered irregularities resulting from unsubstantiated orders originating at the company's Japanese subsidiary. The company has determined that revenue reported for the first quarter of 2007 was overstated in the amount of $303,000, and that revenue for the fourth quarter of 2006 was overstated in the amount of $757,000. Due to the immateriality of the amounts involved, reported revenue for the second quarter of 2007 was reduced by $1,060,000, to correct for the entire overstatement.



                               Table 1
----------------------------------------------------------------------

                                                              Earnings
                                                                 per
                                                              Diluted
                                       Revenue    Net Income    Share
-------------------------------------============-===========-========
       Quarterly Comparisons
====================================----------------------------------
Current quarter: Q2-07               $54,742,000  $3,827,000   $0.09
----------------------------------------------------------------------
Prior year's quarter: Q2-06          $63,074,000  $11,434,000  $0.24
----------------------------------------------------------------------
Change from Q2-06 to Q2-07              (13%)        (67%)     (64%)
----------------------------------------------------------------------
Prior quarter: Q1-07                 $50,929,000  $4,635,000   $0.10
----------------------------------------------------------------------
Change from Q1-07 to Q2-07                7%         (17%)     (16%)
----------------------------------------------------------------------
      Year to Date Comparisons
====================================----------------------------------
Six months ended July 1, 2007        $105,671,000 $8,462,000   $0.19
----------------------------------------------------------------------
Six months ended July 2, 2006        $122,114,000 $20,234,000  $0.42
----------------------------------------------------------------------
Change from first six months of 2006
 to first six months of 2007            (13%)        (58%)     (55%)
----------------------------------------------------------------------


    For comparative purposes, the company's results are shown in Table 2 below excluding stock option expense and one-time tax items. In addition, Exhibit 2 shows the effect of stock option expensing and one-time tax items on certain line items in the P&L as reported under GAAP.



                               Table 2
----------------------------------------------------------------------

                                                              Earnings
                                                                 per
                                                              Diluted
                                       Revenue    Net Income    Share
-------------------------------------============-===========-========
       Quarterly Comparisons
====================================----------------------------------
Current quarter: Q2-07 (Non-GAAP)    $54,742,000  $5,966,000   $0.14
----------------------------------------------------------------------
Prior year's quarter: Q2-06 (Non-
 GAAP)                               $63,074,000  $12,839,000  $0.27
----------------------------------------------------------------------
Change from Q2-06 to Q2-07              (13%)        (54%)     (50%)
----------------------------------------------------------------------
Prior quarter: Q1-07 (Non-GAAP)      $50,929,000  $6,650,000   $0.15
----------------------------------------------------------------------
Change from Q1-07 to Q2-07                7%         (10%)      (9%)
----------------------------------------------------------------------
      Year to Date Comparisons
====================================----------------------------------
Six months ended July 1, 2007(Non-
 GAAP)                               $105,671,000 $12,616,000  $0.28
----------------------------------------------------------------------
Six months ended July 2, 2006 (Non-
 GAAP)                               $122,114,000 $23,557,000  $0.49
----------------------------------------------------------------------
Change from first six months of 2006
 to first six months of 2007            (13%)        (46%)     (43%)
----------------------------------------------------------------------


    "I am pleased that the revenue and earnings we reported for the second quarter were within the guidance range we gave to investors in April, especially considering the revenue adjustment that we recorded during the quarter, as well as a $2 million increase to the excess inventory reserve," said Dr. Robert J. Shillman, Cognex's Chairman and Chief Executive Officer. "However, that does not mitigate the tepid capital spending trends we continue to see in the semiconductor, electronics and automotive industries, which are currently among the largest users of Cognex machine vision. In light of these industry conditions, as well as the typical softness we see in the Factory Automation market during the summer months, revenue for the third quarter will likely be flat, at best, on a sequential basis."

                        Details of the Quarter

    Statement of Operations Highlights - Second Quarter of 2007

    -- Revenue for the second quarter of 2007 decreased 13% from the second quarter of 2006 primarily due to lower sales to customers in the semiconductor and electronics industries, as well as lower revenue from the Surface Inspection market. On a sequential basis, revenue increased 7% due to higher sales to the Factory Automation market and, to a lesser extent, higher sales of surface inspection systems.

    -- Gross margin was 67% in the second quarter of 2007, 74% in the second quarter of 2006 and 72% in the first quarter of 2007. Gross margin for the second quarter of 2007 includes a pre-tax charge of $2,126,000 in cost of goods sold for excess inventory resulting from lower actual and currently forecasted orders than were estimated in the company's original production plan. Excluding both this charge and stock option expense, gross margin would have been 72% in the second quarter of 2007 compared to 74% in the comparable quarter of 2006 and 72% in the first quarter of 2007. The decrease in gross margin year-on-year is due to the lower sales volume.

    -- Research, Development & Engineering (R, D & E) spending in the second quarter of 2007 decreased 7% from the second quarter of 2006 and increased 1% on a sequential basis. Excluding stock option expense, R, D & E spending decreased 4% and increased 3%, respectively. The decrease in R, D & E spending excluding stock option expense year-on-year is due to a lower bonus accrual in the second quarter of 2007, which was somewhat offset by higher costs resulting from additional headcount to support new product initiatives. On a sequential basis, R, D & E spending excluding stock option expense increased due to higher labor and outside service costs, which were partially offset by a lower bonus accrual.

    -- Selling, General & Administrative (S, G & A) spending in the second quarter of 2007 decreased 3% from the second quarter of 2006 and increased 3% on a sequential basis. Excluding stock option expense, S, G & A increased 0% and 4%, respectively. S, G & A spending excluding stock option expense was flat year-on-year due to higher employee-related costs and the impact of foreign exchange rates on the company's international operations being offset by a lower bonus accrual. On a sequential basis, S, G & A spending excluding stock option expense increased due to higher marketing costs.

    -- The company reported a foreign currency loss of $323,000 in the second quarter of 2007, a loss of $280,000 in the second quarter of 2006 and a loss of $118,000 in the first quarter of 2007. The company recognizes foreign currency gains and losses on the revaluation and settlement of accounts receivable and payable balances that are reported in one currency and collected or paid in another.

    -- Investment and other income was $1,938,000 in the second quarter of 2007, $1,772,000 in the second quarter of 2006 and $1,778,000 in the first quarter of 2007. Investment and other income increased both year-on-year and sequentially due to higher yields.

    -- The effective tax rate was 34% in the second quarter of 2007, 19% in the second quarter of 2006 and 26% in the first quarter of 2007. Excluding the one-time discrete items described below, the tax rate would have been 26% in the second quarter of 2007 and 25% in the second quarter of 2006. The increase in the effective tax rate year-on-year is due to more of the company's profits being earned in higher tax jurisdictions than in the second quarter of 2006.

    The second quarter of 2007 includes an unfavorable adjustment of $438,000 resulting from the filing of the actual amended tax returns arising out of the Japanese tax audit settlement that occurred in the third quarter of 2006. The second quarter of 2006 includes a benefit of $869,000 from the settlement of a multi-year state tax audit during the quarter.

    Balance Sheet Highlights - July 1, 2007

    -- Cognex's financial position at July 1, 2007 was very strong, with over $246,000,000, or $5.69 per outstanding share, in cash and investments and no debt. In the first six months of 2007, Cognex generated positive cash flow from operations of approximately $18,000,000, paid out $7,534,000 in dividends to shareholders, and spent $32,633,000 to repurchase nearly 1,430,000 shares of its common stock on the open market (of which approximately $30,000,000 was spent in the second quarter).

    -- Days sales outstanding (DSO) for the second quarter of 2007 was 57 days, and remains within the company's targeted range.

    -- Inventories at July 1, 2007, increased by $2,075,000, or 7%, from the end of 2006, and inventory turns in the second quarter were equivalent to 2.2 times per year.

    Financial Outlook

    -- For the third quarter of 2007, Cognex expects revenue to be between $50 million and $55 million. Gross margin is expected to be in the low-70% range. Operating expenses (R, D & E and S, G & A) are expected to increase by 5% to 10% on a sequential basis, including estimated costs of between $1 million and $1.5 million for the investigation of unsubstantiated orders originating at the company's Japanese subsidiary. The effective tax rate is expected to be 26%. As a result of the above, earnings for the third quarter of 2007 are expected to be between $0.05 and $0.10 per diluted share (or between $0.09 and $0.14 per diluted share excluding an estimated $0.04 per diluted share for estimated stock option expense of $300,000 in Cost of Goods Sold and $2,400,000 in Operating Expenses).

    Non-GAAP Financial Measures

    This press release and its attachments contain non-GAAP financial measures. In particular, Cognex incurs expense related to stock options included in its GAAP presentation of cost of revenue, research, development, and engineering expenses (R,D&E), and selling, general and administrative expenses (S,G&A). Cognex excludes these expenses for the purpose of calculating non-GAAP adjusted gross margin, non-GAAP adjusted operating income, non-GAAP adjusted net income and non-GAAP adjusted earnings per share when it evaluates its continuing operational performance and in connection with its budgeting process and the allocation of resources, because these expenses have no current effect on cash or the future uses of cash and they fluctuate as a result of changes in Cognex's stock price. Cognex also excludes certain items if they are one-time discrete events, such as those affecting cost of revenue and the tax provision. Cognex believes that these non-GAAP financial measures are useful to investors because they allow investors to more accurately assess and compare Cognex's results over multiple periods and to evaluate the effectiveness of the methodology used by management to review the operating results of the company. However, these non-GAAP financial measures are not meant to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.
Exhibit 2 shows a reconciliation of these financial measures from GAAP to non-GAAP.

    Analyst Conference Call and Simultaneous Webcast

    Cognex will host a conference call to discuss its results for the second quarter of 2007, as well as its financial outlook, on Thursday, August 16, 2007 at 4:00 p.m. eastern time. The telephone number for the live call is 866-882-0695 (or 703-639-1480 if outside the United States). A replay will begin at 7:00 p.m. eastern time on Thursday, August 16, 2007 and will run continuously until 11:59 p.m. eastern time on Sunday, August 19, 2007. The telephone number for the replay is 888-266-2081 (or 703-925-2533 if outside the United States) and the access code is 1107345.

    Internet users can listen to a real-time audio broadcast of the conference call, as well as an archive replay of the call, on Cognex's website at http://www.cognex.com/investor/default.asp.

    About Cognex Corporation

    Cognex Corporation designs, develops, manufactures, and markets machine vision sensors and systems, or devices that can "see." Cognex vision sensors are used in factories around the world to automate the manufacture of a wide range of items and to assure their quality. Cognex is the world's leader in the machine vision industry, having shipped more than 350,000 machine vision systems, representing over $2 billion in cumulative revenue, since the company's founding in 1981. In addition to its corporate headquarters in Natick, Massachusetts, Cognex also has regional offices and distributors located throughout North America, Japan, Europe, Asia, and Latin America. Visit Cognex on-line at http://www.cognex.com/.

    Forward-Looking Statements

    Certain statements made in this press release, which do not relate solely to historical matters, are forward-looking statements. You can identify these forward-looking statements by use of the words "expects," "anticipates," "estimates," "believes," "projects," "intends," "plans," "will," "may," "should," "shall" and similar words. These forward-looking statements, which include statements regarding business trends, revenue growth and the company's financial outlook, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) global economic conditions that impact the capital spending trends of manufacturers in a variety of industries; (2) the cyclicality of the semiconductor and electronics industries; (3) the reliance upon certain sole-source suppliers to manufacture and deliver critical components for the company's products; (4) the inability to design and manufacture high-quality products; (5) the technological obsolescence of current products and the inability to develop new products; (6) the inability to protect the company's proprietary technology and intellectual property; (7) the challenges in integrating acquisitions and achieving anticipated benefits; (8) the failure to effectively manage product transitions or accurately forecast customer demand; (9) the inability to attract and retain skilled employees; and (10) the other risks detailed in the company's reports filed with the SEC, including the company's Form 10-K for the fiscal year ended December 31, 2006. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation to update forward-looking statements after the date of such statements.



                          COGNEX CORPORATION
                       Statements of Operations
                             (Unaudited)
            Dollars in thousands, except per share amounts




                            Three Months Ended      Six Months Ended
                        July 1,  April 1, July 2,   July 1,   July 2,
                          2007     2007     2006     2007      2006
                        ----------------- ------------------ ---------

Revenue                 $54,742  $50,929  $63,074  $105,671  $122,114

Cost of revenue (1)      17,981   14,421   16,593    32,402    33,303
                        -------- -------- -------- --------- ---------

Gross margin             36,761   36,508   46,481    73,269    88,811
     Percentage of
      revenue                67%      72%      74%       69%       73%

Research, development,
 and engineering
 expenses (1)             8,019    7,931    8,582    15,950    16,499
     Percentage of
      revenue                15%      16%      14%       15%       14%

Selling, general, and
 administrative
 expenses (1)            24,594   23,973   25,277    48,567    49,056
     Percentage of
      revenue                45%      47%      40%       46%       40%
                        -------- -------- -------- --------- ---------

Operating income          4,148    4,604   12,622     8,752    23,256
     Percentage of
      revenue                 8%       9%      20%        8%       19%

Foreign currency loss      (323)    (118)    (280)     (441)     (425)

Investment and other
 income                   1,938    1,778    1,772     3,716     3,338
                        -------- -------- -------- --------- ---------

Income before taxes       5,763    6,264   14,114    12,027    26,169

Income tax provision      1,936    1,629    2,680     3,565     5,935
                        -------- -------- -------- --------- ---------

Net income              $ 3,827  $ 4,635  $11,434  $  8,462  $ 20,234
     Percentage of
      revenue                 7%       9%      18%        8%       17%
                        ======== ======== ======== ========= =========

Net income per diluted
 common and common
 equivalent share (2)   $  0.09  $  0.10  $  0.24  $   0.19  $   0.42
                        ======== ======== ======== ========= =========

Diluted weighted-
 average common and
 common equivalent
 shares outstanding      44,281   44,905   47,517    44,665    47,756
                        ======== ======== ======== ========= =========

Cash dividends per
 common share           $ 0.085  $ 0.085  $ 0.080  $  0.170  $  0.160
                        ======== ======== ======== ========= =========

  (1) Amounts include
       stock option
       expense, as
       follows:
        Cost of revenue $   297  $   292  $   426  $    589  $    781
        Research,
         development,
         and
         engineering        723      822      948     1,545     1,730
        Selling,
         general, and
         administrative   1,509    1,878    2,131     3,387     3,950
                        -------- -------- -------- --------- ---------
        Total stock
         option expense $ 2,529  $ 2,992  $ 3,505  $  5,521  $  6,461
                        ======== ======== ======== ========= =========

  (2) Net income per
       diluted common
       and common
       equivalent share
       excluding stock
       option expense.  $  0.13  $  0.15  $  0.29  $   0.27  $   0.51
                        ======== ======== ======== ========= =========




                          COGNEX CORPORATION
        Reconciliation of Selected Items from GAAP to Non-GAAP
                             (Unaudited)
            Dollars in thousands, except per share amounts




                            Three Months Ended      Six Months Ended
                        July 1,  April 1, July 2,   July 1,   July 2,
                          2007     2007     2006     2007      2006
                        -------- -------- -------- --------- ---------

Revenue (GAAP)          $54,742  $50,929  $63,074  $105,671  $122,114
                        ======== ======== ======== ========= =========

Gross margin (GAAP)     $36,761  $36,508  $46,481  $ 73,269  $ 88,811
 Stock option expense       297      292      426       589       781
 Charge for excess
  inventory               2,126        -        -     2,126         -
                        -------- -------- -------- --------- ---------
 Gross margin (Non-
  GAAP)                 $39,184  $36,800  $46,907  $ 75,984  $ 89,592
                        ======== ======== ======== ========= =========
      Percentage of
       revenue               72%      72%      74%       72%       73%

R, D & E expenses
 (GAAP)                 $ 8,019  $ 7,931  $ 8,582  $ 15,950  $ 16,499
 Stock option expense      (723)    (822)    (948)   (1,545)   (1,730)
                        -------- -------- -------- --------- ---------
 R, D & E expenses
  (Non-GAAP)            $ 7,296  $ 7,109  $ 7,634  $ 14,405  $ 14,769
                        ======== ======== ======== ========= =========

S, G & A expenses
 (GAAP)                 $24,594  $23,973  $25,277  $ 48,567  $ 49,056
 Stock option expense    (1,509)  (1,878)  (2,131)   (3,387)   (3,950)
                        -------- -------- -------- --------- ---------
 S, G & A expenses
  (Non-GAAP)            $23,085  $22,095  $23,146  $ 45,180  $ 45,106
                        ======== ======== ======== ========= =========

Operating income (GAAP) $ 4,148  $ 4,604  $12,622  $  8,752  $ 23,256
 Stock option expense     2,529    2,992    3,505     5,521     6,461
                        -------- -------- -------- --------- ---------
 Operating income (Non-
  GAAP)                 $ 6,677  $ 7,596  $16,127  $ 14,273  $ 29,717
                        ======== ======== ======== ========= =========
      Percentage of
       revenue               12%      15%      26%       14%       24%

Net income (GAAP)       $ 3,827  $ 4,635  $11,434  $  8,462  $ 20,234
 Stock option expense,
  net of tax              1,701    2,015    2,274     3,716     4,192
                        -------- -------- -------- --------- ---------
 Net income excluding
  stock option expense
  (Non-GAAP)            $ 5,528  $ 6,650  $13,708  $ 12,178  $ 24,426
 Discrete tax events        438        -     (869)      438      (869)
                        -------- -------- -------- --------- ---------
 Net income excluding
  stock option expense
  and tax benefit (Non-
  GAAP)                 $ 5,966  $ 6,650  $12,839  $ 12,616  $ 23,557
                        ======== ======== ======== ========= =========
      Percentage of
       revenue               11%      13%      20%       12%       19%

Net income per diluted
 share (GAAP)           $  0.09  $  0.10  $  0.24  $   0.19  $   0.42
 Stock option expense,
  net of tax               0.04     0.05     0.05      0.08      0.09
                        -------- -------- -------- --------- ---------
 Net income per diluted
  share excluding stock
  option expense (Non-
  GAAP)                 $  0.13  $  0.15  $  0.29  $   0.27  $   0.51
 Discrete tax events       0.01        -    (0.02)     0.01     (0.02)
                        -------- -------- -------- --------- ---------
 Net income per diluted
  share excluding stock
  option expense and
  tax benefit (Non-
  GAAP)                 $  0.14  $  0.15  $  0.27  $   0.28  $   0.49
                        ======== ======== ======== ========= =========




                          COGNEX CORPORATION
                            Balance Sheets
                             (Unaudited)
                             In thousands




                                               July 1,    December 31,
                                                 2007         2006
                                             -------------------------

Assets

Cash and investments                         $    246,066 $    266,220

Accounts receivable                                35,520       40,055

Inventories                                        32,658       30,583

Property, plant, and equipment                     26,525       26,028

Other assets                                      171,533      165,765
                                             ------------ ------------

Total assets                                 $    512,302 $    528,651
                                             ============ ============


Liabilities and Shareholders' Equity

Current liabilities                          $     50,239 $     46,434

Reserve for income taxes                           13,098        8,367

Shareholders' equity                              448,965      473,850
                                             ------------ ------------

Total liabilities and shareholders' equity   $    512,302 $    528,651
                                             ============ ============




                          COGNEX CORPORATION
                   Additional Information Schedule
                             (Unaudited)
                         Dollars in thousands



                               Three Months Ended    Six Months Ended
                            July 1, April 1, July 2, July 1,  July 2,
                              2007    2007     2006    2007     2006
                            ------------------------ -----------------

Revenue                     $54,742 $ 50,929 $63,074 $105,671 $122,114
                            ======= ======== ======= ======== ========

Revenue by division:
  Modular Vision Systems
   Division                     88%      89%     86%      88%      87%
  Surface Inspection
   Systems Division             12%      11%     14%      12%      13%
                            ------- -------- ------- -------- --------
  Total                        100%     100%    100%     100%     100%
                            ======= ======== ======= ======== ========

Revenue by geography:
  Americas                      36%      37%     35%      37%      34%
  Europe                        34%      29%     30%      32%      29%
  Japan                         21%      26%     26%      23%      28%
  Asia                           9%       8%      9%       8%       9%
                            ------- -------- ------- -------- --------
  Total                        100%     100%    100%     100%     100%
                            ======= ======== ======= ======== ========

Revenue by market:
  Discrete factory
   automation                   63%      59%     55%      61%      55%
  Semiconductor and
   electronics capital
   equipment                    25%      30%     31%      27%      32%
  Surface inspection            12%      11%     14%      12%      13%
                            ------- -------- ------- -------- --------
  Total                        100%     100%    100%     100%     100%
                            ======= ======== ======= ======== ========

Revenue by product:
  Vision sensors                59%      54%     46%      56%      47%
  PC-based vision systems       22%      28%     35%      26%      35%
  Surface inspection vision
   systems                       8%       6%     10%       7%       9%
  Service                       11%      12%      9%      11%       9%
                            ------- -------- ------- -------- --------
  Total                        100%     100%    100%     100%     100%
                            ======= ======== ======= ======== ========



    CONTACT: Cognex Corporation
             Susan Conway, 508-650-3353
             Director of Investor Relations
             susan.conway@cognex.com